Exhibit 99.1

FOR IMMEDIATE RELEASE	Media Contact: Andrea
Smith
November 16, 2004	702-367-5683
Analyst Contact: Vicki Erickson
775-834-5646

Sierra Pacific Resources Announces Organizational Realignment

Las Vegas, Nevada – Sierra Pacific Resources (NYSE:SRP) today announced a realignment of its internal organization in a move designed to make the company’s operations more effective and improve its financial performance.

Walter Higgins, chairman and chief executive officer, said, “The organizational improvements we are announcing today are part of our ongoing process to enhance operations and strengthen our finances as we emerge from the difficult challenges encountered during the Western energy crisis of 2000-2001. We believe these actions will benefit all of the company’s constituencies, principally our customers, shareholders, employees and suppliers.”

Higgins emphasized that the company’s utilities, Nevada Power Company and Sierra Pacific Power Company, will retain their brand presence as they continue to serve their respective markets in southern and northern Nevada as well as the Lake Tahoe region of California. He said some important functions within Sierra Pacific Resources’ overall organization will be consolidated in order to provide efficiencies, improve operating and administrative processes and create value by lowering operating costs.

“Seeking enhancements throughout our company’s operations has been and remains an ongoing commitment of our management,” Higgins said. “Today’s announcement is part of that effort with primary focus on an organizational structure dedicated to providing company-wide functional support organizations led by our senior executive team.”

Higgins cited five key areas he expects to be positively affected by the overall organizational realignment. He said:

•	Customer service will be enhanced.

•	Greater energy supply stability and economics will benefit individual customers as well as the state’s overall economy.

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•	Relationships with regulators, key customer groups, and other government and community leaders will improve.

•	The company’s financial performance and foundation will be strengthened.

•	And the employee base will be revitalized as the company’s operational and financial performances move forward.

The New Organizational Structure

Higgins named six major functional areas and the leaders of each:

•	Public Policy and External Affairs Includes government affairs, corporate communications, community relations, and customer strategy and marketing, including major accounts. This organization also will work in tandem with the rates and regulatory department in maintaining and improving communications with regulatory bodies and other state officials. Heading public policy and external affairs for all of Sierra Pacific Resources will be Pat Shalmy. Headquartered in Las Vegas, Shalmy will continue as president of Nevada Power Company.

•	Service Delivery and Operations Includes distribution, transmission, customer service, supply chain management, and technical services and support. Heading service delivery and operations for all of Sierra Pacific Resources will be Jeff Ceccarelli. Maintaining offices in both Reno and Las Vegas, Ceccarelli will continue as president of Sierra Pacific Power Company.

•	Generation and Energy Supply Includes resource procurement, resource planning and analysis, power production plants and activities, environmental affairs, renewable energy resources and new generation project management for all of Sierra Pacific Resources. Headed by Roberto Denis, who will be headquartered in Las Vegas.

•	Finance Includes all financial matters, including the office of the controller, treasury operations, investors relations, corporate planning and analysis, risk control, and rates and regulatory activities. Headed by Michael Yackira who continues as Sierra Pacific Resources’ chief financial officer, headquartered in Las Vegas.

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•	Administration Includes human resources, information technology, administrative services, corporate security and telecommunications. Headed by Steve Wood, headquartered in Las Vegas.

•	Legal Leading all of Sierra Pacific Resources’ legal activities is Ernie East who continues as general counsel and corporate secretary with offices in both Las Vegas and Reno.

Headquartered in Nevada, Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for most of southern Nevada, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California. Sierra Pacific Power Company also distributes natural gas in the Reno-Sparks area of northern Nevada. Other subsidiaries include the Tuscarora Gas Pipeline Company, which owns 50 percent interest in an interstate natural gas transmission partnership.

Forward-Looking Statements: This press release contains forward-looking statements regarding the future performance of Sierra Pacific Resources and its subsidiaries, Nevada Power Company and Sierra Pacific Power Company, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. For Sierra Pacific Resources, these risks and uncertainties include, but are not limited to, Resources’ ability to receive dividends from its subsidiaries in the near future and the financial performance of the Company’s subsidiaries, particularly Nevada Power Company and Sierra Pacific Power Company. For Nevada Power Company and Sierra Pacific Power Company, these risks and uncertainties include, but are not limited to, adverse decisions in the Enron litigation or other pending or future litigation, unfavorable rulings in Nevada Power’s future rate cases, Nevada Power Company’s ability to access the capital markets for construction and capital costs and general corporate purposes, their ability to purchase sufficient power to meet their power demands. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of Sierra Pacific Resources, Nevada Power Company and Sierra Pacific Power Company are contained in their Quarterly Reports on Form 10-Q for the quarter ended September 30, 2004 and their Annual Reports on Form 10-K for the year ended December 31, 2003, filed with the SEC. The Companies undertake no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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